                                                                     Exhibit 3.1

                              ARTICLES OF AMENDMENT

         Comtech Group, Inc., a Maryland Corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland:

FIRST: The Board of Directors of the Corporation at a meeting held on December 16, 2004 at which a quorum was present adopted a resolution authorizing the Corporation to effect a reverse split of its common stock and to file these Articles of Amendment.

SECOND: Upon the filing of these Articles of Amendment, paragraph 4.1 of the Articles of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

         4. The total number of shares of all classes of common stock which the Corporation shall have authority to issue is 200,000,000 shares of Common Stock, par value $.01 per share. Effective at the open of business on January 14, 2005 (the "Effective Date"), every two (2) shares of the Corporation's issued and outstanding common stock shall be combined into one (1) fully paid and nonassessable share of common stock of the Corporation (the "Reverse Split Ratio"). No fractional shares of common stock shall be issued in connection with the reverse split. A holder of common stock, who immediately prior to the Effective Date owns a number of shares of Common Stock of the Corporation which is not evenly divisible by the Reverse Split Ratio shall be issued cash in lieu of the fractional interest. Prior to the reverse split, the Corporation had 50,722,050 shares outstanding. After the reverse split, the Corporation will have approximately 25,361,025 shares outstanding.

THIRD: We, the undersigned President and Secretary of the Corporation swear under penalties of perjury that the foregoing is a corporate act.


                                             /s/ Jeffrey Kang
                                             -----------------------------------
                                             Jeffrey Kang, President

                                             /s/ Hope Ni
                                             -----------------------------------
                                             Hope Ni, Secretary